As filed with the Securities and Exchange Commission on May 16, 2023.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ambrx Biopharma Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10975 North Torrey Pines Road La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

Share Options Granted as

Employment Inducement Awards Outside of a Plan

Ordinary Shares Granted as

Compensation in Lieu of Cash

(Full title of the plan)

Daniel J. O’Connor Chief Executive Officer Ambrx Biopharma Inc. 10975 North Torrey Pine Road La Jolla, CA 92037 (858) 875-2400	With a copy to: Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 (212) 210-9400

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Ambrx Biopharma Inc. (the “Registrant” or the “Company”) for the purpose of registering (i) 5,200,000 ordinary shares (an equivalent of 742,857 American Depositary Shares (“ADSs”)) in connection with the grant of share options to purchase 5,200,000 ordinary share of the Registrant as employment inducement awards outside of a plan, and (ii) 105,000 ordinary shares (an equivalent of 15,000 ADSs) in connection with the election by Daniel J. O’Connor, President and Chief Executive Officer of the Registrant, to receive, in lieu of cash, a designated percentage of his salary in the form of ordinary shares of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents containing the information specified in Part I of this Registration Statement will be sent or given to recipients of the awards as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Ambrx Biopharma Inc. will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Daniel J. O’Connor, Chief Executive Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March  30, 2023;

(2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 11, 2023;

(3) The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2023, February  6, 2023, February  17, 2023, February  24, 2023, March  1, 2023, March  6, 2023, March  13, 2023, and May 4, 2023; and

(4) The description of the Registrant’s ordinary shares in the registration statement on Form 8-A filed with the Commission on June  15, 2021, as amended on March 16, 2023, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The memorandum and articles of association that the Registrant has adopted provide that the Registrant shall indemnify its directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. Under these agreements, the Registrant agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.	F-1	333-256639	3.2	5/28/2021

4.2	Deposit Agreement between the Registrant and JPMorgan Chase Bank, N.A., as depositary and holders and beneficial owners of the American Depositary Shares.	F-1	333-256639	4.4	5/28/2021

4.3	Form of American Depositary Receipt (included in Exhibit 4.2).	F-1	333-256639	4.3	5/28/2021

4.4	Registrant’s Specimen Certificate for Ordinary Shares.	F-1/A	333-256639	4.1	6/14/2021

5.1+	Opinion of Maples and Calder (Hong Kong) LLP, regarding the validity of the ordinary shares being registered.

23.1+	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2+	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page of this Form S-8).

107+	Filing Fee Exhibit

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 16, 2023.

AMBRX BIOPHARMA INC.

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Daniel J. O’Connor and Sonja Nelson, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. O’Connor Daniel J. O’Connor	Chief Executive Officer, President and Director (Principal Executive Officer)	May 16, 2023

/s/ Sonja Nelson Sonja Nelson	Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2023

/s/ Katrin Rupalla, Ph.D. Katrin Rupalla, Ph.D.	Chairperson of the Board of Directors	May 16, 2023

/s/ Xiaowei Chang, C.F.A. Xiaowei Chang, C.F.A.	Director	May 16, 2023

/s/ Kate Hermans Kate Hermans	Director	May 16, 2023

/s/ Janet Loesberg, Pharm.D. Janet Loesberg, Pharm.D.	Director	May 16, 2023

/s/ Paul Maier Paul Maier	Director	May 16, 2023

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ambrx Biopharma Inc., has signed this registration statement in La Jolla, California on May 16, 2023.

Authorized U.S. Representative

Ambrx Biopharma Inc.

By:	/s/ Daniel O’Connor
Name:	Daniel O’Connor
Title:	President and Chief Executive Officer